UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TAUBMAN CENTERS, Inc.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a director nominee and the approval of a non-binding business proposal at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation.

Item 1: On May 18, 2018, Land & Buildings issued the following press release:

ISS Again Supports Land & Buildings’ Case for Change at Taubman

– A Leading Proxy Advisor Recommends Shareholders Vote FOR Election of Jonathan Litt at Upcoming Annual Meeting, Believes Independent Shareholder Perspective is Needed at the Board Level –

– ISS Believes Taubman Would Benefit from a Qualified, Independent Shareholder Perspective and that Jonathan Litt Brings Significant Industry Knowledge –

– ISS Supports Land & Buildings’ Proposal to Eliminate Dual-Class Voting Structure –

– Vote Today on the BLUE Proxy Card –

Stamford, CT -- May 18, 2018 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land & Buildings") announced today that Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, has recommended that shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) support the election of Jonathan Litt to Taubman’s Board of Directors (“the Board”) at the upcoming 2018 Annual Meeting of Shareholders (the “ 2018 Annual Meeting”), scheduled to be held on May 31, 2018. ISS recommended that shareholders vote on Land & Buildings’ BLUE card for the election of Mr. Litt, and also supports the investor’s proposal to eliminate the dual-class voting share structure at Taubman.

Jonathan Litt, Founder and Chief Investment Officer of Land & Buildings, stated: “We are pleased that for the second consecutive year, ISS has supported our call for change at Taubman Centers. At this stage we believe it is abundantly clear that the Company, and all its stakeholders, would benefit significantly from a qualified, independent voice in the boardroom – a view echoed by ISS in its report.”

Mr. Litt continued: “Land & Buildings remains committed to enhancing shareholder value and improving corporate governance at Taubman. We have reached out to the Board throughout the past year to resolve these matters and try to come to a consensual resolution. To date the Board has been unwilling to engage with us in anyway, further solidifying our belief that change is desperately needed at Taubman. However, we continue to remain open to working constructively with the Company. We urge Taubman and its directors to work with us towards the goal of ensuring the Company is on an optimal path forward, and that it takes the necessary steps to be a best-in-class company focused on delivering superior value for all shareholders.”

“If elected at the 2018 Annual Meeting, I am committed to working collaboratively with all directors to help improve performance and enhance corporate governance at Taubman,” concluded Mr. Litt.

In its report, ISS noted the following1, 2:

•	“The dissident has made a compelling case that, despite the changes the company has made thus far, the addition of an outside shareholder perspective is warranted at the board level.”

•	“While shareholders would certainly like to be able to point to recent performance as a clear indication things are on the right track, the multiple declines over the last fiscal year in the company’s performance do not offer this reassurance.”

•	“(S)hareholders are not guaranteed that the founding family will not exert outsized influence within the company, given that: 1) the board has a combined CEO/chair, a role that is filled by founding family heir Robert Taubman; 2) COO William Taubman, who has served on the board for 18 years and is a member of the founding family, is also the brother of the CEO/chair; and 3) the founding family has an approximate 30 percent voting stake in the company.”

•	“(R)eplacing COO William Taubman as a director seems to be a relatively lowcost means of gaining independent shareholder representation on the board.”

•	“We reiterate the point made in our analysis of the 2017 contest that, particularly at this juncture, a diversity of relevant strategic perspectives is liable to make an already-valuable portfolio even more valuable.”

•	“Litt offers significant industry knowledge, including prior board experience at another public REIT, and remains well-positioned to provide an independent investor perspective.”

Specifically regarding Land & Buildings’ proposal to eliminate the dual-class share voting structure, ISS noted:

•	“As a referendum on whether the Series B holders should be able to control 30 percent of the voting stock of a REIT (when shareholders are generally limited to 10 percent), the proposal warrants support.”

•	“The most sensible alternative is likely to result from a board-level debate incorporating the perspectives of one or more outside shareholders equipped with the same level of information as the company's current directors.”

•	“(T)he question of TCO's voting structure was central to ISS' analysis of whether and to what degree board reform was warranted at the company at that time.”

•	“(S)hareholders have for many years taken issue with the Taubman family's ability to control the general partner in a way that is not aligned with actual ownership of the general partner, and admittedly, the family cannot own more than a 10 percent stake of the general partner without jeopardizing its REIT status.”

1 Permission to quote ISS neither sought nor obtained.

2 Emphasis added.

VOTE FOR CHANGE ON THE BLUE PROXY CARD TODAY.

For additional information, please visit www.SaveTaubman.com.

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About Land & Buildings:

Land & Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land & Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Edward McCarthy / Peter Aymar

D.F. King & Co., Inc.

212-269-5550

emccarthy@dfking.com / paymar@dfking.com

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com / JGermani@sloanepr.com

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com: